EXHIBIT 8.1

                     FEDERAL TAX OPINION OF PEABODY & BROWN



                          [PEABODY & BROWN LETTERHEAD]




                                October 31, 1997



Board of Directors
Ninth Ward Savings Bank, FSB
400 Delaware Avenue
Wilmington, Delaware  19801

         Re: Certain Federal Income Tax Consequences Relating to Proposed
             Conversion

Ladies and Gentlemen:

     In accordance with your request, set forth hereinbelow is the opinion of this firm relating to certain federal income tax consequences of the proposed conversion of Ninth Ward Savings Bank (the "Bank") from a federally-chartered mutual savings and loan bank to a federally-chartered stock savings and loan bank (the "Converted Bank") and the concurrent acquisition of 100% of the outstanding capital stock of the Converted Bank by Delaware First Financial Corporation (the "Company"), a Delaware corporation formed at the direction of the Board of Directors of the Bank to become the parent holding company of the Converted Bank and, thereafter, the Bank.

     For purposes of this opinion, we have examined such documents and questions of law as we have considered necessary or appropriate, including but not limited to the Plan of Conversion as adopted by the Board of Directors of the Bank on June 30, 1997 (the "Plan") as amended on September 17, 1997; the federal mutual charter and bylaws of the Bank; the articles of incorporation and bylaws of the Company; the Affidavit of Representations dated October 31, 1997 provided to us by the Bank (the "Affidavit"), and the Prospectus (the "Prospectus") included in Effective Amendment No. 1 to the Registration Statement on Form SB-2 expected to be filed with the Securities and Exchange Commission ("SEC") on October 31, 1997 (the "Registration Statement"). In such examination, we have assumed, and have not independently verified, the genuineness of all signatures on original documents where due execution and delivery are requirements to the effectiveness thereof. Terms used but not defined herein, whether capitalized or not, shall have the same meaning as defined in the Plan.

Board of Directors
Ninth Ward Savings Bank, FSB
October 31, 1997
Page 2




                                   BACKGROUND

     Based solely upon our review of such documents, and upon such information as the Bank has provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we set forth hereinbelow a general summary of the relevant facts and proposed transactions, qualified in its entirety by reference to the documents cited above.

     The Bank is a federally-chartered mutual savings and loan association with its sole office located in Wilmington, Delaware, and which is in the process of converting to a federally chartered stock savings and loan association. The Bank was chartered by the State of Delaware in 1922 under the name Ninth Ward
Building and Loan Association. In 1992, the name was changed to Ninth Ward Savings & Loan Association. In 1992, the Bank also adopted a federal charter as well as its present name and received federal insurance of its deposit accounts. It is currently a member of the Federal Home Loan Bank ("FHLB") System and its deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") up to the applicable limits. The Bank is subject to comprehensive regulation and supervision by the FDIC and the Office of Thrift Supervision ("OTS"), and to examination by the OTS. The Bank's sole office serves New Castle County, Delaware.

     The principal business of the Bank historically has consisted of attracting deposits from the general public and investing these deposits in loans secured by first mortgages on one-to four-family("single-family") residences in the Bank's market area. The Bank derives its income principally from interest earned on loans and, to a lesser extent, interest earned on mortgage-backed securities and investment securities and noninterest income. Funds for these activities are provided principally by operating revenues, deposits and repayments of outstanding loans and investment securities and mortgage-backed securities. At June 30, 1997, the Bank had total assets of $112.5 million, deposits of $78.3 million, and retained earnings of $6.0 million.

     As a federally-chartered mutual savings and loan Bank, the Bank has no authorized capital stock. Instead, the Bank, in mutual form, has a unique equity structure. A savings depositor. of the Bank is entitled to payment of interest on his account balance as declared and paid by the Bank, but has no right to a distribution of any earnings of the Bank except for interest paid on his deposit. Rather, such earnings become retained earnings of the Bank.


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Board of Directors
Ninth Ward Savings Bank, FSB
October 31, 1997
Page 3


     However, a savings depositor does have a right to share pro rata, with respect to the withdrawal value of his respective savings account, in any liquidation proceeds distributed if the Bank is ever liquidated. Further, savings depositors and certain borrowers are members of the Bank and thereby have voting rights in the Bank. Under the Bank's federal mutual charter and bylaws, each savings depositor is entitled to cast one vote for each $100 or fraction thereof held in a withdrawable deposit account of the Bank. Also under such mutual charter, no member is entitled to cast more than 1,000 votes. All of the interests held by a savings depositor in the Bank cease when such depositor closes his accounts with the Bank.

     The Company was incorporated in September 1997 under the laws of the State of Delaware to act as the savings and loan holding company of the Converted Bank upon consummation of the Stock Conversion. Prior to consummation of the Stock Conversion, the Company has not engaged and is not expected to engage in any material operations. After the Conversion, the Company's principal business will be overseeing the business of the Bank and investing the portion of the net Stock Conversion proceeds retained by it. The Company has filed an application with the OTS to register as a savings and loan holding company.


                              PROPOSED TRANSACTION

     The Board of Directors of the Bank has decided that in order to increase the Bank's net worth, support future savings growth, increase the amount of funds available for lending and investment, provide greater resources for the expansion of customer services, and facilitate future expansion, especially commercial loans and home equity loans, it would be advantageous for the Bank to convert from a federally-chartered mutual savings and loan association to a federally-chartered stock savings and loan association. In addition the Board of Directors intends to implement stock option plans and other stock benefit plans following the Conversion in order to better attract and retain qualified directors and officers. The purpose of the Stock Conversion is to provide the Bank with additional operating flexibility and enhance its ability to provide a full range of banking products and services to its community. It is the further desire of the Board of Directors to reorganize the Converted Bank as the wholly owned subsidiary of the Company to enhance flexibility of operations, diversification of business opportunities and financial capability for business and regulatory purposes and to enable the Bank to compete more effectively with other financial service organizations.

Board of Directors
Ninth Ward Savings Bank, FSB
October 31, 1997
Page 4



     Accordingly, pursuant to the Plan, the Bank will undergo the Stock Conversion whereby it will be converted from a federally-chartered mutual savings and loan association to a federally-chartered stock savings and loan association. As part of the Stock Conversion, the Bank will amend its existing mutual savings and loan Bank charter and bylaws to read in the form of a Federal Stock Charter and Bylaws. The Converted Bank will then issue to the Company 200,000 shares of the Converted Bank s common stock, representing all of the shares of capital stock to be issued by the Converted Bank in the Conversion, in exchange for payment by the Company of the amount of the net proceeds realized by the Company from the sale of the Common Stock under the Plan as is necessary to increase the Converted Bank's regulatory tangible capital to at least 10% of the Converted Bank's adjusted total assets or such other portion of the aggregate net proceeds as may be authorized or required by the OTS.

     Also pursuant to the Plan, the Company will offer its shares of Common Stock for sale in a Subscription Offering. Shares of Common Stock remaining, if any, may then be offered to the general public in a Community Offering. Shares of the Common Stock not otherwise subscribed for in the Subscription and Community Offerings may be offered at the discretion of the Company to certain members of the general public as part of a community offering on a best efforts basis by a selling group of selected broker-dealers.

     The purchase price per share will be $10 and the total number of shares of Common Stock to be offered and sold pursuant to the Plan will be up to 1,006,000. The aggregate purchase price for the all the shares will be equal to an amount that is within a Valuation Range which will vary from 15% below to 15% above the estimated pro forma market value and which may also be in the range that is 15% above the high end of the Valuation Range. Pursuant to the Plan, all such shares of Common Stock will be issued and sold at a uniform price per share. The Stock Conversion, including the sale of newly issued shares of the stock of the Converted Bank to the Company, will be deemed effective concurrently with the closing of the sale of the Common Stock.

     Under the Plan and in accordance with regulations of the OTS, the shares of Common Stock will first be offered through the Subscription Offering pursuant to non-transferable subscription rights on the basis of preference categories in the following order of priority:

     (1)  Eligible Account Holders;

     (2)  Tax-Qualified Employee Stock Benefit Plans;

     (3)  Supplemental Eligible Account Holders; and

     (4)  Other Members.


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Board of Directors
Ninth Ward Savings Bank, FSB
October 31, 1997
Page 5



     However, any shares of Common Stock sold in excess of the maximum of the Valuation Range may be first sold to Tax-Qualified Employee Stock Benefit Plans set forth in category (2) above.

     Any shares of Common Stock not subscribed for in the Subscription Offering may be offered in the Community Offering in the following order of priority:

          (a) Natural persons and trusts of natural persons who are permanent Residents of the Bank's Local Community; and

          (b) The general public.

Shares not sold in the Subscription Offering and the Community Offering, if any, may thereafter be offered for sale to certain members of the general public as part of a community offering on a best efforts basis by a selling group of selected broker-dealers. The sale of such shares in the Subscription Offering, Community Offering, and as sold through the selected broker-dealers would be consummated at the same time.

     The Plan also provides for the establishment of a Liquidation Account by the Converted Bank for the benefit of all Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the net worth of the Bank as of the date of the latest statement of financial condition contained in the final prospectus issued in connection with the Conversion. The establishment of the Liquidation Account will not operate to restrict the use or application of any of the net worth accounts of the Converted Bank, except that the Converted Bank may not declare or pay cash dividends on or repurchase any of its

Board of Directors
Ninth Ward Savings Bank, FSB
October 31, 1997
Page 6


stock if the result thereof would be to reduce its net worth below the amount required to maintain the Liquidation Account. All such account holders will have an inchoate interest in a proportionate amount of the Liquidation Account with respect to each savings account held and will be paid by the Converted Bank in event of liquidation prior to any liquidating distribution being made with respect to capital stock. Under the Plan, the Bank's Conversion shall not be deemed to be a liquidation of the Converted Bank for purposes of distribution of the Liquidation Account. Instead, upon consummation of the Bank Conversion, the Liquidation Account, together with the related rights and obligations of the Converted Bank, shall be assumed by the Bank.

     The Stock Conversion will not interrupt the business of the Bank. The Converted Bank will, after the Conversion, engage in the same business as that of the Bank immediately prior to the Stock Conversion, and will continue to be subject to regulation and supervision by the OTS and the FDIC. Further, the deposits of the Converted Bank will continue to be insured by the FDIC. Each depositor will retain a withdrawable savings account or accounts equal in dollar amount to, and on the same terms and conditions as, the withdrawable account or accounts at the time of Stock Conversion except to the extent funds on deposit are used to pay for Common Stock purchased in connection with the Stock Conversion. All loans of the Bank will remain unchanged and retain their same characteristics in the Converted Bank immediately following the Stock Conversion.

     Following the Stock Conversion, voting rights in the Converted Bank will rest exclusively with the sole holder of stock in the Converted Bank, which will be the Company. Following the Bank Conversion, voting rights in the Bank will similarly be vested in the Company. Voting rights in the Company, both after the Stock Conversion and after the Bank Conversion, will be vested in the holders of the Common Stock.

     The Plan must be approved by the OTS and by an affirmative vote of at least a majority of the total votes eligible to be cast at a meeting of the Bank's members called to vote on the Plan.

     Immediately prior to the Conversion, the Bank will have a positive net worth determined in accordance with generally accepted accounting principles.


                                    OPINION '

     Based on the foregoing and in reliance thereon, and subject to the conditions stated herein, it is our opinion that the following federal income tax consequences will result from the proposed transaction.

     1. The Stock Conversion will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"), and no gain or loss will be recognized to either the Bank or the Converted Bank as a result of the Stock Conversion (see Rev. Rul. 80-105, 1980-1 C.B. 78).


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Board of Directors
Ninth Ward Savings Bank, FSB
October 31, 1997
Page 7


     2. The assets of the Bank will have the same basis in the hands of the Converted Bank as in the hands of the Bank immediately prior to the Stock Conversion (Section 362(b) of the Code).

     3. The holding period of the assets of the Bank to be received by the Converted Bank will include the period during which the assets were held by the Bank prior to the Stock Conversion (Section 1223(2) of the Code).

     4. No gain or loss will be recognized by the Converted Bank upon its receipt of money from the Company in exchange for shares of common stock of the Converted Bank (Section 1032(a) of the Code). The Company will be transferring solely cash to the Converted Bank in exchange for all the outstanding capital stock of the Converted Bank and therefore will not recognize any gain or loss upon such transfer. (Section 351(a) of the Code; see Rev. Rul. 69-357, 1969-1 C.B. 101).

     5. No gain or loss will be recognized by the Company upon its receipt of money in exchange for shares of the Common Stock (Section 1032(a) of the Code).

     6. No gain or loss will be recognized by the Eligible Account Holders, Supplemental Eligible Account Holders or Other Members of the Bank upon the issuance to them of deposit accounts in the Converted Bank in the same dollar amount and on the same terms and conditions in exchange for their deposit accounts in the Bank held immediately prior to the Stock Conversion. (Section 1001(a) of the Code; Treas. Reg.ss.1.1001 - 1 (a)).

     7. The tax basis of the savings accounts of the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members in the Converted Bank received as part of the Stock Conversion will equal the tax basis of such account holders' corresponding deposit accounts in the Bank surrendered in exchange therefor (Section 1012 of the Code).

     8. Each depositor of the Bank will recognize gain upon the receipt of his or her respective interest in the Liquidation Account established by the Converted Bank pursuant to the Plan and the receipt of his or her subscription rights deemed to have been received for federal income


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Board of Directors
Ninth Ward Savings Bank, FSB
October 31, 1997
Page 8


          tax purposes, but only to the extent of the excess of the combined fair market value of a depositor's interest in such Liquidation Account and subscription rights over the depositor's basis in the former interests in the Bank other than deposit accounts. Persons who subscribe in the Stock Conversion but who are not depositors of the Bank will recognize gain upon the receipt of subscription rights deemed to have been received for federal income tax purposes, but only to the extent of the excess of the fair market value of such subscription rights over such person's former interests in the Bank, if any. Any such gain realized in the Stock Conversion would be subject to immediate recognition.

     9. The basis of each account holder's interest in the Liquidation Account received in the Stock Conversion and to be established by the Converted Bank pursuant to the Stock Conversion will be equal to the value, if any, of that interest.

     10. No gain or loss will be recognized upon the exercise of a subscription right in the Stock Conversion. (Rev. Rul. 56-572, 1956-2 C. B. 182).

     11.  The  basis  of the  shares  of  Common  Stock  acquired  in the  Stock
          Conversion will be equal to the purchase price of such shares, increased, in the case of such shares acquired pursuant to the exercise of subscription rights, by the fair market value, if any, of the subscription rights exercised (Section 1012 of the Code).

     12. The holding period of the Common Stock acquired in the Stock Conversion pursuant to the exercise of subscription rights will commence on the date on which the subscription rights are exercised (Section 1223 (6) of the Code). The holding period of the Common Stock acquired in the Community Offering will commence on the date following the date on which such stock is purchased (Rev. Rul. 70- 598, 1970-2 C.B. 168; Rev. Rul. 66-97, 1966-1 C.B. 190).

     13. The Bank, after Conversion, will succeed to and take into account the earnings and profits or deficit in earnings and profits of the Bank prior to the Conversion as of the date of Conversion (Section 381 of the Code).



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Board of Directors
Ninth Ward Savings Bank, FSB
October 31, 1997
Page 9



     14. Immediately after the Conversion, the Bank will succeed to the bad reserve accounts of the Bank prior to the Conversion and the bad debt reserves will have the same character in the Bank's hands after Conversion as if no distribution or transfer had occurred. (Section 381 of the Code).

     15. The creation of the liquidation account will have no effect on the Bank's taxable income, deductions or addition to reserve for bad debts.


                                SCOPE OF OPINION

     Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any state, local, foreign or other federal tax considerations. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the case law, Code, Treasury Regulations thereunder and Internal Revenue Service rulings as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion subsequent to consummation of the Stock Conversion. Prior to that time, we undertake to update or supplement our opinion in the event of a material change in the federal income tax consequences set forth above and to file such revised opinion as an exhibit to the Registration Statement and the Bank's Application for Conversion on Form AC ("Form AC"). This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

     Our opinion is based in part on the assumption that the exercise price of the subscription rights to purchase Common Stock will be approximately equal to the fair market value of those shares of Common Stock at the time of the completion of the proposed Stock Conversion. With respect to the subscription rights, the Bank has received an opinion of FinPro, Inc. which, based on certain assumptions, concludes that the subscription rights to be received by Eligible Account Holders of the Bank and other eligible subscribers do not have any


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Board of Directors
Ninth Ward Savings Bank, FSB
October 31, 1997
Page 10


economic value at the time of distribution or at the time the subscription rights are exercised, whether or not a public offering takes place. Such opinion is based on the fact that such rights are: (i) acquired by the recipients without payment therefor, (ii) non-transferable, (iii) of short duration, and
(iv) afford the recipients the right only to purchase shares at a price equal to their estimated fair market value, which will be the same price at which shares of Common Stock for which no subscription right is received in the Subscription Offering will be offered in the Community Offering. If the subscription rights granted to Eligible Account Holders or other eligible subscribers are deemed to have an ascertainable value, receipt of such rights would be taxable only to those Eligible Account Holders of the Bank or other eligible subscribers who exercise the subscription rights in an amount equal to such value (either as a capital gain or ordinary income), and the Bank could recognize gain on such distribution.


                                    CONSENTS

     We hereby consent to the filing of this opinion with the OTS as an exhibit to the Application H-(e)1-S filed by the Company with the OTS in connection with the Conversion and the reference to our firm in the Application H-(e)l-S under
Item 110.55 therein.

     We also hereby consent to the filing of this opinion with the SEC and the OTS as exhibits to the Registration Statement and Form AC, respectively, and the reference to our firm in the Prospectus, which is a part of both the Registration Statement and the Form AC, under the headings "The Conversion -- Effect of Conversion to Stock Form on Depositors and Borrowers of the Bank -- Tax Effects" and "Tax Opinion."



                                              Very truly yours,


                                              /s/ Peabody & Brown